UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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808 Wilshire Blvd., Suite 200, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 31, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. (the "Company") will be held at 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401 on May 31, 2018 at 9:00 a.m. local time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2019 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

3.	To approve, in a non-binding advisory vote, our executive compensation.

4.	To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.
Our Board of Directors has fixed the close of business on April 4, 2018 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.
Accompanying this Notice are a Proxy Statement and a Proxy Card. If you are not able to attend our Annual Meeting and vote your shares of common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and Chief Executive Officer
April 16, 2018

Important Notice Regarding the Availability of Proxy Materials for our 2018 Shareholder Meeting To Be Held on May 31, 2018:

This Proxy Statement and our 2017 Annual Report to stockholders are available at www.douglasemmett.com/proxy

Stockholders will receive a full set of these materials through the mail from us or from their brokers.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held at 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401 on May 31, 2018 at 9:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders may be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on the Board of Directors until the 2019 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

3.	To approve, in a non-binding advisory vote, our executive compensation.

4.	To transact such other business as may properly come before our Annual Meeting.
We have enclosed a form of proxy (also called a Proxy Card) for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 13, 2018. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2017 Annual Report on our website at www.douglasemmett.com/proxy for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on April 4, 2018 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 169,900,749 shares of our common stock outstanding. Holders of our common stock are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of our common stock as of the Record Date, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of the most recent Schedule 13D and 13G filings as of the Record Date), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan(3)	10,741,671	6.1%
Kenneth M. Panzer(4)	8,304,489	4.7%
Christopher H. Anderson	5,702,982	3.3%
Dan A. Emmett (5)	5,611,861	3.2%
Leslie E. Bider	219,858	*
Thomas E. O'Hern	90,108	*
Kevin A. Crummy	80,624	*
Dr. David T. Feinberg	36,386	*
William E. Simon, Jr.	31,690	*
Virginia A. McFerran	9,126	*
Mona M. Gisler	2,410	*
The Vanguard Group, Inc.(6) 100 Vanguard Blvd., Malvern, PA 19355	25,228,741	14.8%
BlackRock, Inc.(7) 55 East 52nd Street, New York, NY 10055	18,558,202	10.9%
Cohen & Steers, Inc.(8) 280 Park Avenue, 10th Floor, New York, NY 10017	15,301,770	9.0%
FMR LLC (9) 245 Summer Street, Boston, MA 02210	11,421,543	6.7%
Vanguard Specialized Funds - Vanguard REIT Index Fund (6) 100 Vanguard Blvd., Malvern, PA 19355	10,417,753	6.1%
T. Rowe Price Associates, Inc.(10) 100 E. Pratt Street, Baltimore, Maryland 21202	9,221,577	5.4%
All officers, directors and nominees as a group (11 persons)	30,831,205	16.2%

____________________________________________________
* Less than 1%

See notes to the table on the next page

1.
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares that such person or group has the right to acquire within 60 days after the Record Date. The beneficial ownership in the table includes the following share equivalents:

Name	OP Units	LTIP Units	Total

Jordan L. Kaplan	7,228,100	—	7,228,100
Kenneth M. Panzer	6,633,418	—	6,633,418
Dan A. Emmett	3,457,770	—	3,457,770
Christopher H. Anderson	3,421,663	—	3,421,663
Kevin A. Crummy	78,288	—	78,288
Leslie E. Bider	69,858	—	69,858
Dr. David T. Feinberg	36,386	—	36,386
Thomas E. O'Hern	36,060	—	36,060
William E. Simon, Jr.	29,690	—	29,690
Virginia A. McFerran	9,126	—	9,126
Mona M. Gisler	1,392	1,018	2,410

All officers, directors and nominees as a group	21,001,751	1,018	21,002,769

As of the Record Date, we had 26,655,278 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. "LTIP Units" are a separate series of units of limited partnership interests in our operating partnership which after certain events may be converted on a one-for-one basis into OP Units. These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of the Record Date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

2.
Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our President and Chief Executive Officer ("CEO") and a Director, Mr. Panzer is our Chief Operating Officer ("COO") and a Director, Ms. Gisler is our Chief Financial Officer ("CFO") and Mr. Crummy is our Chief Investment Officer ("CIO"). Messrs. Anderson, Bider, O'Hern, Simon and Feinberg and Ms. McFerran are members of our Board.

3.
Mr. Kaplan disclaims beneficial ownership of 780,981 shares of common stock owned by The Martha and Irv Kaplan Family Foundation, a California tax-exempt charitable organization. Mr. Kaplan is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.

4.
Mr. Panzer disclaims beneficial ownership of 797,481 shares of common stock owned by The Panzer Family Foundation, a California tax-exempt charitable organization. Mr. Panzer is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.

5.
Mr. Emmett disclaims beneficial ownership of (i) 848,408 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president with voting and dispositive power, and (ii) 66,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee, with voting and dispositive power. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: 810,126 OP Units owned by trusts for Mr. Emmett's spouse and children of which Mr. Emmett is a trustee.

6.
Based solely on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 2, 2018 by Vanguard Specialized Funds - Vanguard REIT Index Fund ("Vanguard Fund"), and on February 9, 2018 by The Vanguard Group (“Vanguard”). Such reports indicate that:

a.	Vanguard Fund had sole voting power with respect to 10,417,753 shares, and

b.
Vanguard had the (i) sole power to vote 271,996 shares, (ii) shared power to vote 212,447 shares, (iii) sole dispositive power with respect to 24,940,801 shares and (iv) shared dispositive power with respect to 287,940 shares

7.
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., which reported that it had sole voting power with respect to 17,898,111 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

8.
Based solely on information disclosed in the Schedule 13G/A filed jointly with the SEC on February 14, 2018 by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Capital Management”), and Cohen & Steers UK Limited (“C&S UK”). C&S reported that it held a 100% interest in C&S Capital Management, an investment advisor registered under Section 203 of the Investment Advisors Act. Such report indicates that:

a.
C&S had (i) beneficial ownership of 15,301,770 shares, (ii) sole voting power with respect to 10,724,480 shares and (iii) sole dispositive power with respect to all of the beneficially owned shares disclosed,

b.
C&S Capital Management had (i) beneficial ownership of 15,071,329 shares, (ii) sole voting power with respect to 10,657,145 shares and (iii) sole dispositive power with respect to all of the beneficially owned shares disclosed, and

c.
C&S UK had (i) beneficial ownership of 230,441 shares, (ii) sole voting power with respect to 67,335 shares and (iii) sole dispositive power with respect to all of the beneficially owned shares disclosed.

9.
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC, which reported that it had sole power to vote 4,473,914 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

10.
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc., which reported that it had sole voting power with respect to 1,051,494 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

ELECTION OF DIRECTORS
(Proposal 1)
Information Concerning Current Directors and Nominees
Our Board currently has nine members, all of whose terms expire at our Annual Meeting and all of whom are nominated for re-election to a term that will expire at our 2019 annual meeting of stockholders. Each of the nominees was nominated based on the assessment of our Governance Committee and our Board that he or she can make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his or her personal and professional activities and exhibits independence, experience and strong communication and analytical skills. Pursuant to our Corporate Governance Guidelines, we seek to have our Board consist of members representing a diverse and complementary mix of skills, experience and backgrounds. As of April 4, 2018, the longest serving independent director had served for eleven years, while the average service period of our current outside Board members was approximately seven years.

Name	Age	Title	Audit Committee	Compensation Committee	Governance Committee

Dan A. Emmett	78	Chairman of our Board of Directors
Jordan L. Kaplan	57	Director, CEO and President
Kenneth M. Panzer	57	Director and COO
Christopher H. Anderson	75	Director		Member
Leslie E. Bider	67	Director	Member	Chair
Dr. David T. Feinberg	56	Director		Member
Virginia A. McFerran	54	Director			Member
Thomas E. O'Hern	62	Director	Chair		Member
William E. Simon, Jr.	66	Director	Member		Chair

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. Mr. Emmett is a member of the Board of Directors of Paramount Group, Inc. (NYSE:PGRE), a REIT which owns and operates office properties in New York, Washington and San Francisco. Mr. Emmett's personal family office is engaged in investment activities through various investment entities, none of which are affiliated with the Company. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his positions with our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our CEO and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our CEO and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our COO and his extensive knowledge of our operations and our market.
Christopher H. Anderson. Mr. Anderson has served as a member of our Board since 2011. He joined one of our predecessors in 1972 and co-founded our immediate predecessor in 1991, where he served in a number of senior positions, including Executive Vice President, until his retirement in 2006. Mr. Anderson also worked in the financial industry at White Weld & Co. and Bank of America and was an officer in the United States Army. Mr. Anderson received his bachelor's degree from Stanford University in 1964. Mr. Anderson was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service with our predecessor.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Mr. Bider is Vice Chairman of PinnacleCare, a Private Health Advisory firm, where he served as Chief Executive Officer from 2008 to 2017. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dr. David T. Feinberg. Dr. Feinberg became a member of our Board in 2011; he resigned in September 2015 and was reelected in February 2016 after completing the transition to a new job. Dr. Feinberg is president and chief executive officer of Geisinger Health System, a physician-led health system. Dr. Feinberg previously served as chief executive officer of UCLA’s hospitals and associate vice chancellor of UCLA Health Sciences, as well as president of the UCLA Health System, after more than 20 years on the faculty at UCLA. He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry generally (one of our key tenant drivers) and his managerial expertise.

Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Ms. McFerran is a partner at Optum Ventures. Previously, Ms. McFerran served as the President and CEO of Optum Analytics. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran had been the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical role in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich Company, a REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern is on the U.S.C Marshall School of Business Board of Leaders. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his service as an executive at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. Mr. Simon, Jr., has served as a member of our Board since 2012. Mr. Simon is a Partner of Massey Quick Simon & Co., LLC, a firm that provides wealth management, investment consulting, and family office services to its clients. Prior to becoming a partner at Massey Quick Simon, he was Co-Chairman of William E. Simon & Sons, L.L.C. an investment firm that he co-founded in 1988 with his brother, Peter, and their father, William E. Simon, Sr., former U.S. Secretary of the Treasury.  At William E. Simon & Sons, L.L.C. he managed a diverse investment portfolio with holdings in real estate, private equity and fixed-income securities. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Adjunct Assistant Professor of Law at the UCLA School of Law and an Adjunct Assistant Professor in the UCLA College of Letters and Sciences Undergraduate Department of Economics. In 2014, Columbia University Graduate School of Business, in conjunction with the Gabelli Funds, named Mr. Simon as the co-recipient of its Graham & Dodd, Murray, Greenwald Prize for Value Investing. Mr. Simon holds a Bachelor's degree in history from Williams College where he is a Lifetime Emeritus Trustee and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.

Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote "for" the election of another person or persons as our Board recommends.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)
Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2018. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal because they are not treated as votes cast. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our executive officers' compensation. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section):
First, we tie the compensation of our executive officers directly to their performance (“pay for performance”):

•
Strong Link Between Pay and Performance. At the beginning of each year, our Compensation Committee approves written Operating and Financial Goals, as well as a target for our Funds From Operations ("FFO"), which we then disclose in our proxy statement. At the end of each year, our Compensation Committee determines our executives' compensation based on the achievement of those goals, our financial results (in the form of FFO) as well as our acquisitions, dispositions and development and redevelopment activities during the year and (when appropriate and disclosed) other factors.

•
System Overwhelmingly Approved by our Stockholders. We developed this system in 2012 after consultation with our stockholders, and 99% of our participating stockholders approved this revised compensation approach at the following annual meeting in 2013. Each year thereafter, we have met or talked with most of our major stockholders at least once a year, and generally more often, and engage with them on any thoughts they have on our compensation approach or implementation. Most recently, approximately 85% of voting stockholders approved our compensation of executive officers at our 2017 annual meeting. We also review and consider any comments from analysts or stockholder advisory services. Taking into account expressed stockholder preferences, since 2014 we have revised our compensation system to eliminate time based restricted equity grants unrelated to performance (except in cases such as new hires and promotions, where a grant of equity can provide an immediate appropriate stake in the Company).

•
Benchmarking of Pay. We benchmark our executive officers against a group of 13 public companies selected by our Compensation Committee with the advice of an independent compensation consultant, which includes: (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom we compete for talent. Our Benchmark Group for 2017 was the same as 2016.

•
Pay Largely Dependent on Performance. In 2017, 88% of our CEO's and COO's annual compensation was in the form of equity (none of which was guaranteed) determined in the discretion of our Compensation Committee at the end of the year based on their performance during the year, while only 12% of their compensation was in the form of base salary. Our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance during the measurement period; consequently, we generally do not grant equity at the beginning of the measurement period. This also avoids the difficulty of specifying forfeiture conditions in the equity grant. In 2017, all of the equity grants to our CEO and COO were based on their performance; they did not receive any grants based solely on time.

•
Pay Largely in Restricted Equity. We pay most (approximately 88% for our CEO and COO in 2017) of our senior executives' compensation in the form of restricted equity based on their performance during the current year. Those grants: (i) vest over three or more years; (ii) are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a minimum level set by the Compensation Committee (two percent for 2017 grants); (iii) are subject to restrictions on transfer for four years after vesting; (iv) and any grants not converted into common stock within 10 years of the grant date will be forfeited. Accordingly, none of the equity granted to our executive officers is restricted for less than four years, and some is restricted for at least seven years, after grant. This directly ties the value of the compensation for our executive officers not only to our evaluation of their performance in the year of grant, but also to the ultimate total return to our stockholders over a multi-year period.

•
Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. On March 31, 2018 our executive officers and directors held approximately 17% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.2 billion based on the closing price of our stock on March 31, 2018. Each of our executive officers and directors is in compliance with our share ownership and retention policy (described below in “Corporate Governance-Equity Ownership Guidelines”).

•
Reasonable and Limited Perquisites. We provide very limited perquisites for our executive officers. Our executive officers are entitled to a car or car allowance in lieu of mileage reimbursement and participate in our employee plans on the same basis as our other employees, including vacation, medical and health benefits and our 401(k) retirement savings plan. Our Chairman, CEO and COO are also entitled to use their executive assistants for personal matters, which we believe is minimal and can increase the efficiency of their efforts for us. We believe these perquisites, while not representing a significant portion of our executive officers' total compensation, reflect our intent to create overall market comparable compensation packages.

•
Reasonable Employment Provisions. The employment agreements for our executive officers do not contain (i) any "single trigger" change of control provisions in any employment provisions; (ii) any severance multipliers in excess of three times; or (iii) any excise tax gross-ups. They do include a provision requiring repayment of any overpayment of compensation following a restatement of our financial statements. We also prohibit hedging transactions in, and pledging of, our securities by our executive officers and directors without the specific approval of our Audit Committee, which did not grant any such approvals in 2017.

Second, our Compensation Committee fairly implemented this approach for 2017:

Our Compensation Committee concluded that our executives' performance in 2017 was excellent, and exceeded expectations with respect to the goals adopted by the Committee in early 2017. During 2017:

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Strong Internal Growth. We grew our FFO by 8.9%, our Adjusted Funds from Operations ("AFFO") by 10.9%, our same property cash net operating income ("Same Property Cash NOI") by 5%, and raised our dividend for 2018 by 9%. In 2017 our FFO per share increased by 5%, which placed us in the top third of our Benchmark Group for FFO growth. We also achieved straight-line rent roll-up of 26.8% and cash rent roll-up of 10.7% for office leases signed in 2017.

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Excellent External Growth. Together with our joint venture partners, we invested approximately $680 million to acquire four Class A office properties in our West Los Angeles submarkets and increased our market share across all of our submarkets to over 28%.

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Reduced Leverage and Lengthened Term. Even after investing over $300 million in acquisitions and development, we reduced our share of debt by over $400 million, while lowering our net debt to enterprise value from 38% to 31% and our weighted-average annual fixed interest rate from 3.28% to 3.09%. With the exception of the loan on our development project at Moanalua, our next term loan maturity is 4 years away in 2022. As of December 31, 2017, 38% of our wholly- owned properties were debt free.

•	Active Development Program. We leased the first 60 new units at our Moanalua apartment community and fully entitled our 376 unit high rise apartment tower in Brentwood.

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More Energy Savings. We reduced our electrical usage per square foot by 2.6%, our tenth consecutive year of lower consumption. At year end, over 95% of our eligible office space was ENERGY STAR certified by the United States Environmental Protection Agency (the “EPA”), with energy efficiency in the top 20% of buildings nationwide.

•	Excellent G&A Control. In 2017, our general and administrative expenses were only 4.5% of our revenues, significantly less than the average of 7.5% for our Benchmark Group.

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Strong Tenant Satisfaction. A record 65.2% of the 1,600 tenants responding to our annual survey awarded us a perfect 5 out of 5 rating, with our overall satisfaction score just shy of a record at 4.52.

•	Excellent Total Shareholder Return (TSR). Our TSR places us among the best performers of our Benchmark Group:

One-Year TSR	Three-Year TSR	Seven-Year TSR	Since IPO (10/23/06 - 12/31/17)

Top 12%	Top 10%	Top 1%	Top 12%

Based upon the above factors, our Compensation Committee increased our CEO and COO's total earned compensation in 2017 by 10% compared to 2016. Our Compensation Committee did not increase the 2018 base salaries for any of our executive officers.

Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” Proposal 3.

Board Recommendation:
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS

Name	Age	Title

Dan A. Emmett	78	Chairman of the Board of Directors
Jordan L. Kaplan	57	President and CEO
Kenneth M. Panzer	57	COO
Kevin A. Crummy	52	CIO
Mona M. Gisler	44	CFO
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Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees”.
Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.

Mona M. Gisler. Mona M. Gisler is our CFO. Ms. Gisler served as our Chief Accounting Officer during 2015 and our Senior Vice President of Reporting and Processes during 2014. Prior to joining us in 2014, Ms. Gisler spent 19 years at Deloitte & Touche LLP, where she was a partner in the real estate practice.  Ms. Gisler, a Certified Public Accountant, holds a Bachelors of Science in Business Administration- Accountancy from California State University, Long Beach.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines, which are available at www.douglasemmett.com/governance, were adopted by our Board to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession. Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than twelve years unless that limit is waived by our Governance Committee. The average tenure of our non-employee board members is only about seven years. In addition, our Governance Committee considered the fact that Mr. Emmett is over our standard retirement age of 75, but determined that his service on the Board continues to benefit our business.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is available at www.douglasemmett.com/governance, is applicable to our directors, officers and employees, and embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. If we make any amendments to our code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendments or waivers, the effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Stockholder Power to Amend Bylaws
On April 4, 2018, our Board amended our bylaws to permit stockholders, as well as the Board, to amend the bylaws (other than the procedures for the indemnification of our directors and officers or the procedures for the amendment of the bylaws). Stockholders holding a majority of the outstanding shares can now approve any such bylaw amendment submitted by the Board or by a group of up to twenty stockholders who have owned at least three percent of the outstanding shares for at least three years.
In adopting the ownership requirement, our Board sought to limit wasted resources and stockholder attention on proposals that advance ancillary goals with little chance of success. The Board was not responding to any specific proposal, but developed this change to the bylaws in consultation with our stockholders. The Board adopted the 3%/3 year proxy access standard to avoid proposals that cannot demonstrate even minimal support from longer-term stockholders. The Board noted that (according to recent filings) 94% of the Company's outstanding stock is held by stockholders owning at least 0.15% of the outstanding stock (who as part of a group of 20 could reach the 3% threshold). In addition, 8 stockholders (representing more than 58% of the outstanding stock) held more than 3% individually.
Equity Ownership Guidelines
Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of common stock, OP Units, and/or LTIP Units) within five years of them becoming subject to the policy, equal to the lesser of a multiple (based on fair market value of the equity at each year-end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/Retainer

CEO	200,000	4x
Other executive officers	50,000	3x
Directors	10,000	3x

Our directors and executive officers are restricted from selling or transferring equity compensation for a minimum of two years and as many as seven years after grant. As of March 29, 2018, each of our directors and executive officers owned at least 18,000 share equivalents (including common stock, OP Units and LTIP Units), and all were in compliance with the Board's policy. As of March 31, 2018, our directors and executive officers owned an aggregate 33 million share equivalents with a market value of $1.2 billion based on the closing price of our stock on March 31, 2018.

Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the New York Stock Exchange (“NYSE”) independence rules. To assist in its determination concerning the independence of directors or nominees, we provide our Board with information about all known relationships and transactions between that director and nominee and us, whether material or not. The Board then determines which of those relationships and transactions merit consideration by it in the independence determination, and which, such as known employment or tenant relationships that are clearly below the applicable disclosure thresholds, do not rise to that level. Relationships and transactions which the Board believed merited such consideration are included in the section entitled “Transactions with Related Persons.” Our Board determined that all of our non-employee board members are independent in accordance with our Corporate Governance Guidelines and the NYSE independence rules.
Board Leadership Structure
Our Board currently separates the Board Chairman and CEO roles. In addition, our Corporate Governance Guidelines designate our Governance Committee chairperson as our lead independent director, responsible for matters such as presiding over our independent director meetings. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessors for over 40 years and is one of our largest equity owners. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our executive officers and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversee a similar assessment of potential fraud risks. Although our separation of the Chairman and CEO roles could potentially improve risk oversight function by our Board, this was not a significant issue in determining our Board's leadership structure.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees, or the chairperson of our Governance Committee (who presides over the quarterly executive sessions of our independent directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Governance Committee. All concerns regarding accounting, internal accounting controls, auditing and other related matters should be addressed to the Audit Committee. All concerns for the attention of our independent directors should be addressed to the chairperson of our Governance Committee.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2017 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES
During 2017, our Board met four times and acted by written consent twice. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules and regulations of the SEC and the NYSE. Our Board committees have adopted charters which are available on our website at www.douglasemmett.com/charters. Our directors attended all of our Board meetings during 2017 and all of the meetings of the respective committees on which they served.
Nominating and Corporate Governance Committee
Our Governance Committee members are William E. Simon, Jr., Chairperson, Virginia McFerran and Thomas E. O'Hern. In addition to any other duties or responsibilities as may be assigned by the Board, our Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of our Board committees; (v) reviewing our corporate governance guidelines; (vi) reviewing director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; and (viii) considering any other corporate governance issues that may arise. Under our Corporate Governance Guidelines, our Governance Committee chairperson also chairs the executive sessions of our independent directors. Our Governance Committee met twice during 2017, and did not act by written consent.
Our Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required for members on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and our executive officers. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.
Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Pursuant to our Corporate Governance Guidelines, our Board and our Governance Committee seek to have our Board consist of members representing a diverse and complementary mix of skills, experience and backgrounds. In considering candidates for our Board, the Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates by sending the candidate's name and resume to our Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.
We require specific approval by our Governance Committee of service by any of our directors on more than three public company boards (including service on our Board), or on more than two other public company audit committees if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to twelve years, unless that limit is waived by our Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Governance Committee may accept or reject in its sole discretion.

Audit Committee
Our Audit Committee members are Thomas E. O'Hern, Chairperson, Leslie E. Bider and William E. Simon, Jr. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent auditors; (ii) reviewing our financial statements, earnings releases and internal controls over financial reporting, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (iv) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditors during the prior two years. As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that Thomas E. O'Hern, Chairman of our Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC. Our Audit Committee met five times during 2017, and acted once by written consent.
Compensation Committee
Our Compensation Committee members are Leslie E. Bider, Chairperson, Christopher H. Anderson and Dr. David T. Feinberg. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation, perquisites and personal and other benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving equity grants; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met three times during 2017, and acted three times by written consent.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Leslie E. Bider, Chairperson
Christopher H. Anderson
Dr. David T. Feinberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Executive Compensation Philosophy
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans (including compensation for our executive officers). Approximately 85% of our stockholders voting approved our executive officers' compensation last year. See “System Overwhelmingly Approved by our Stockholders” above for a discussion on how we considered the results of the most recent shareholder advisory vote on executive compensation in determining our compensation policies. Our Compensation Committee designs our compensation programs to reflect the following principles:

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Pay for Performance: We believe in compensating our executive officers based on their performance (so-called “pay for performance”). Accordingly, performance-based pay represents a substantial majority of the compensation of our executive officers. Only about 10 to 15% of our CEO and COO's compensation is guaranteed, with the remainder determined at the end of each year based upon performance during the year. To avoid excessive focus on any one element, as discussed below, our Compensation Committee considers a variety of specified factors in determining the specific level of compensation that we provide to our CEO, COO and our other executive officers.

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Alignment with Long-Term Stockholder Value: We believe that our executive compensation should align incentive compensation opportunities with the long-term interests of our stockholders. Approximately 88% of our CEO and COO's compensation in 2017 was in the form of restricted equity whose transfer is restricted for between four and seven years after grant, which further aligns their interests with those of our stockholders.

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Competitiveness: Our Compensation Committee seeks to pay competitive compensation that enables us to attract and retain talented and experienced executives. To do this, we benchmark our CEO and COO's compensation against a group of competitive companies, and we pay most of the compensation to our senior executives in restricted equity that vests over three years, and whose transfer is restricted for between four to seven years, which incentivizes our executives to stay with us.

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Alignment of Risk Profile: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. To avoid situations where management focuses on selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. This approach, together with our benchmarking approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We also reduce the potential for excessive risk taking by paying more than 85% of our CEO and COO's annual compensation in restricted equity whose transfer is restricted for between four and seven years after grant, by requiring that equity to be forfeited if performance criteria are not met (generally requiring a capital event such as a material stock sale at a price at least 2% higher than on the date of grant), by imposing a clawback of compensation in the event of a restatement of our financial statements and by having our directors and executive officers maintain significant stock ownership.

Role of Compensation Consultants
In 2017, our Compensation Committee, as in the past, retained FTI Consulting, Inc. (“FTI”) to assist in our Compensation Committee's determination of executive compensation, including base salary, annual cash incentive and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board. In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which powers were exclusively reserved to our Compensation Committee. In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to it represent significantly less than 1% of its revenues.

Components for Compensation for our Executive Officers

The principal components of annual compensation for our executive officers for 2017 were:

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Salary: We establish salary levels for our executive officers annually (as well as upon any promotion or other change in job responsibilities) as part of their total compensation package based on matters including (i) the responsibilities of the position, (ii) the individual's salary history with the Company, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our Benchmark Group and other competitive factors. We believe that base salary should represent a modest portion of the compensation for our executive officers; our CEO and COO's base salaries constituted less than 15% of their expected annual compensation. In addition, our Compensation Committee has generally not increased base salaries for our executive officers, believing that any increases in compensation should be based on performance; the 2017 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008 (or when they joined the Company or were promoted to their current position, if later). For information concerning base salaries of each of our executive officers during 2017, see “Summary Compensation Tables” below.

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Annual Incentive Compensation: We pay most of the annual compensation for our executive officers in the form of discretionary compensation, none of which is guaranteed. We have also paid a significant portion of the annual bonuses of our senior employees in the form of equity that vests over three years and is contingent upon our future stock price exceeding the grant price by a minimum level set by the compensation committee (two percent for 2017 grants), we restrict our executives from transferring that equity for between four and seven years after grant, and any grants not converted into common stock within 10 years of the grant date will be forfeited. This better aligns the interests of our executives with our stockholders, makes their compensation dependent on future performance and functions as “golden handcuffs”. For information concerning annual incentive compensation of each of our executive officers during 2017, see “Summary Compensation Tables” below.

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Perquisites and Other Personal Benefits: We provide very limited perquisites for our executive officers. Our executive officers are entitled to a car or car allowance in lieu of mileage reimbursement and participate in our employee plans on the same basis as our other employees, including vacation, medical and health benefits and our 401(k) retirement savings plan. Messrs. Emmett, Kaplan and Panzer are also entitled to use their executive assistants for personal matters, which we believe is minimal and can increase the efficiency of their efforts for us. These benefits are considered by our Compensation Committee in its review of compensation for our executive officers. We believe these perquisites, while not representing a significant portion of our executive officers' total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the perquisites of each of our executive officers during 2017, see “Summary Compensation Tables” below.

All of the equity grants we made in 2017 were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the grantee's performance during 2017 (as noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non-performance).
Setting Incentive Compensation: Matching Pay for Performance
Our Incentive Compensation Structure: In determining incentive compensation, our Compensation Committee assesses performance based on the following factors:

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Operating and Financial Goals: Our Compensation Committee evaluates whether our management achieved the specific operating and financial goals set by our Compensation Committee at the beginning of the year and disclosed in our Proxy Statement. Our Compensation Committee seeks to set goals for matters within the control of our management, and which it believes are the key factors in the year related to both our annual and long-term success.

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External Business Activities: Our Compensation Committee evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.

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FFO Targets: Our Compensation Committee evaluates whether our management achieved the quantitative FFO(1) targets set at the beginning of the year. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looks at the “quality” of our FFO as well as its absolute amount. Increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions. Our FFO targets, which are set at the beginning of the year, typically exclude the effect of factors such as future acquisitions, dispositions, equity issuances and repurchases, debt financings and repayments, recapitalizations and similar matters, but our Compensation Committee considers such matters in evaluating our management's performance.

•	Other Factors: Our Compensation Committee also reserves the right to take into account additional factors beyond those identified at the beginning of the year.

Our Compensation Committee uses the above factors as performance yardsticks, as well as evaluating the totality of our management's performance in the context of changing operating environments, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a formula produces anomalous results. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risk taken.

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(1) We calculate FFO in accordance with the standards established by NAREIT by excluding gains (or losses) on sales of investments in real estate, real estate depreciation and amortization (other than amortization of deferred loan costs) from our net income (including adjusting for the effect of such items attributable to consolidated joint ventures and unconsolidated real estate funds, but not for noncontrolling interests included in our calculation of fully diluted equity). We report FFO because it is a widely reported measure of the performance of equity REITs, and is also used by some investors to identify trends in occupancy rates, rental rates and operating costs from year to year, and to compare our performance with other REITs. FFO is a non-GAAP financial measure for which we believe that net income is the most directly comparable GAAP financial measure. FFO has limitations as a measure of our performance because it excludes depreciation and amortization of real estate, and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a measure of our liquidity or cash flow, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to the FFO of other REITs.

Our Compensation Committee does not tie compensation directly and formulaically to past changes in our stock price, believing that our stock performance in any year depends significantly on factors beyond the control of our management, such as changes in the equity markets or the performance of our submarkets compared to the East Coast markets where most of the other members of our Benchmark Group operate. We do tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, approximately 88% of our CEO's and COO's total annual compensation in 2017 was in the form of contingent restricted equity, the amount of which was based on the Compensation Committee's evaluation of their performance during 2017. Those grants vest over three years, are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a minimum level set by the Compensation Committee (two percent for 2017 grants), are subject to restrictions on transfer for four years after vesting, and any grants not converted into common stock within 10 years of the grant date will be forfeited. Accordingly, all of the equity granted to our Named Executive Officers is restricted for at least four years, and some is restricted for seven years, after grant.

Based on its assessment of these performance factors, our Compensation Committee then determines management's incentive compensation based on performance and comparison to a benchmark group of public REITs (our “Benchmark Group”).(1) Our independent Compensation Consultant estimated the 2017 compensation at the Benchmark Group using the data for 2016 (the latest data available when we made compensation decisions for 2017).

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(1) For 2017, our Benchmark Group was based on (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom we compete for talent. Our Benchmark Group for 2017 and 2016 included Alexandria Real Estate Equities, Inc., Apartment Investment and Management Co., Boston Properties, Inc., Columbia Property Trust, Inc., Digital Realty Trust, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc. and Vornado Realty Trust.

2017 Compensation Determinations

In implementing the above approach for 2017, our Compensation Committee made the following determinations:

Operating and Financial Goals: The table below presents the Operating and Financial goals for our CEO and COO for 2017, which was adopted by our Compensation Committee and disclosed in our 2017 proxy, and its evaluation of the results achieved in 2017:

Area	Announced Goal	Results
Leasing	Achieve a leased rate in our office portfolio that exceeds the average for Class A office buildings in our submarkets.
As of December 31, 2017, the leased rate for our office portfolio exceeded the average for Class A office buildings in our submarkets (based on external estimates) by more than 140 basis points, a strong achievement because we represent an average of more than 28% of those markets.

	Increase rents in our office portfolio.	During 2017, we increased the average in-place rents in our office portfolio by 6.8%.
	Increase rents in our multi-family portfolio.	During 2017, we increased the in-place rents in our multi-family portfolio by over 3%.
Operations	Institute additional upgraded information technology systems.
During 2017, we substantially improved our software and technology systems, including (i) a major upgrade to our accounting software (MRI); (ii) automating our tenant recoveries (CAM) forecasting and tracking; (iii) automating integration of our office cash receipts with our MRI billing software; (iv) creating new custom applications for occupancy tracking, tenant improvement forecasting, and a portal for construction subcontractors; and (v) streamlining and enhancing many of our existing custom applications.

Continue to implement additional practices and equipment to improve energy usage.
During 2017, we reduced electrical consumption per square foot by 2.6%, our tenth consecutive year of reduction. Some of the sustainability improvements we implemented in 2017 included (i) completing 45 LED retrofits funded by utility rebates; (ii) a five building pilot program for on-demand Saturday HVAC; and (iii) new energy management systems at three buildings.

Leverage relationships with strategic vendors to maintain high levels of service and efficiency.
During 2017, we continued to leverage our relationships with our strategic partners by continuing and building on last year's successful practices of customer service training and streamlined billing practices.  New initiatives in 2017 included increasing our focus on safety and security by (i) adding an Allied Universal Director of Corporate Security dedicated to the Douglas Emmett Portfolio to assist in the coordination of tenant and Douglas Emmett Employee safety awareness programs; and (ii) reviewing all aspects of security labor and technology scope to improve efficiency while continuing to enhance customer service.  Additionally, we engaged in new landscaping contracts to improve the overall appearance of our properties.

Maintain high levels of tenant satisfaction.
Our 2017 annual survey of all of our office tenants (to which over 1,600 tenants responded), we achieved an overall satisfaction score of 4.52 out of 5.0, virtually identical to last year’s record of 4.53. In our 2017 annual survey of residential tenants (to which over 850 tenants responded) we matched last year’s record score of 4.25 out of 5.0

	Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.	For the year ended December 31, 2017, our general and administrative expenses were 4.5% of revenue, significantly less than the average of 7.5% for comparable REITs.
Capital	Substantially complete Phase I of the construction of the Moanalua Apartment project expansion.	As of December 31, 2017, we had opened Phase I and leased the first 60 new units at our Moanalua Apartment community.
	Complete the entitlement process for The Landmark apartment high-rise and make substantial progress on the design and engineering required to allow the start of construction.	During 2017, we substantially completed the entitlement process for our Brentwood apartment high-rise, and substantially completed the design and engineering work required to commence construction.
Continue to address upcoming debt maturities and refinance the loan for one of our unconsolidated Funds.
During 2017, we refinanced or paid off about $1.8 billion in loans (including the loan for one of our unconsolidated Funds). As a result, we reduced (i) our share of debt by over $400 million; (ii) our weighted-average annual fixed interest rate from 3.28% to 3.09%; and (iii) our net debt to enterprise value from 38% to 31%. As of December 31, 2017, 38% of our wholly owned properties were debt free.

External Business Activities:  Our Compensation Committee determined that the two Class A office properties in Santa Monica and the two Class A office properties in Beverly Hills that we acquired in 2017 were well negotiated and executed.

FFO Target:  Our Compensation Committee set a target for 2017 FFO of $1.91 per share. Our actual 2017 FFO was $1.90, although our Compensation Committee noted that this included the net impact from acquisitions, equity issuances and debt financings which were not part of the target calculation. In 2017, our FFO per share increased by 5%, which placed us in the top third of our Benchmark Group for FFO growth.

Other Factors: Our Compensation Committee also reviewed the analysis of its compensation consultant FTI, which reported on its assessment of both the factors outlined above, as well as an analysis of our Total Shareholder Return (TSR), which includes share price appreciation and dividends. FTI's report compared our TSR to the TSR of our Benchmark Group for the period ended October 31, 2017 (the Compensation Committee met on November 21, 2017). FTI subsequently updated that information as of December 31, 2017:

	As of December 31, 2017
Performance Period	Our TSR	Benchmark Group Ranking
One year	15.0%	Top 12%
3-Year	56.5%	Top 10%
5-Year	102.5%	Top 17%
7-Year	200.1%	Top 1%
Since IPO	172.2%	Top 12%

Conclusion: Our Compensation Committee concluded that our executive's performance in 2017 was excellent, and exceeded expectations with respect to the goals adopted by the Committee in early 2017. Our Compensation Committee decided to increase our CEO and COO's total compensation for 2017 by 10% from 2016. This placed our CEO at approximately the 45th percentile of CEO compensation, and approximately the 59th percentile of the average of CEO and COO compensation, at our Benchmark Group.1 For more detailed information on 2017 compensation, see “Summary Compensation Tables.”

Other Executive Officers

We use similar principles to set the compensation of our other officers, although less senior officers typically have a higher portion of compensation represented by base compensation and lower variation in incentive compensation based on performance. For more information on the 2017 compensation of our other named executive officers see “Summary Compensation Tables” and “Grants of Plan-based Awards” below. The 2017 base salaries for our executive officers other than Mr. Emmett have not been increased since 2008 (or when they assumed their current positions). Our Compensation Committee continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.

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(1) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our CEO's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

2018 Operating and Financial Goals

For 2018, we intend to use a similar methodology for determining incentive compensation. Our Compensation Committee has established the following 2018 Operating and Financial Goals for our CEO and COO:

Area	2018 Goals
Leasing	Achieve a leased rate in our office portfolio that exceeds the average for Class A office buildings in our submarkets.
Increase rents in our office portfolio.
Increase rents in our multi-family portfolio.
Operations	Institute additional upgraded information technology systems.
Have over 90% of our eligible office space certified as Energy Star by the EPA, placing them in the top 25 percent of office buildings nationwide in energy efficiency.
Leverage relationships with strategic vendors to maintain high levels of service and efficiency.
Maintain high levels of tenant satisfaction.
Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.
Capital	Open Phase II of our Moanalua Apartment development.
Start construction on The Landmark apartment high-rise in Brentwood.
Make substantial progress toward completing the office property repositioning projects.

External Business Activities: Consistent with 2017, our Compensation Committee did not establish any numeric targets for the effectiveness and financial results for acquisitions, dispositions and development and redevelopment activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee continues to believe that it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.
FFO target: Our Compensation Committee set a target for 2018 FFO of $2.00 per share. This target excludes the impact from any future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 14, 2018.
Other Factors: In determining incentive compensation at the end of the year, our Compensation Committee reserves the right to take into account additional factors beyond those identified above.

Compensation and Risk
We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility:

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We align the interests of our executives with those of our stockholders by paying a significant portion of our executive compensation in equity (approximately 88% for our CEO and COO in 2017), in addition, as of March 31, 2018, our directors and executive officers owned approximately 17% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.2 billion, based on the closing price of our stock on March 31, 2018, well in excess of what is required by our stock ownership guidelines.

•
We tie our executives' compensation to the long-term impact of their decisions by paying most or all of their annual incentive compensation in restricted equity whose transfer is restricted for not less than four, and as much as seven, years after grant.

•	By awarding LTIP Units, rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.

•
We avoid potential anomalies from relying on mechanical formulas, including distortion by unanticipated events, uncapped excessive compensation and undue focus on the metrics chosen. Our Compensation Committee also factors into its compensation decisions the risk taken to achieve the results achieved.

•	Our clawback/recoupment policy reduces the chance that our executive officers benefit if earnings were misstated.

•
We prohibit hedging of our stock by our executive officers and also prohibit them from pledging any of our stock they own without the specific approval of our Audit Committee. No such permission was granted during 2017, and as of March 31, 2018, none of the shares of stock owned by our executive officers was subject to any pledge.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the deduction of compensation (as defined in Section 162(m)) to $1,000,000 that is paid in any calendar year to our CEO and our next three highest compensated executive officers (not including our CFO in 2017) under certain circumstances. For 2017, none of our executive officers received compensation in excess of the $1,000,000 deductibility cap under section 162(m). In general, our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) 718.
Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our CEO and our other executive officers, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. The Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO target and other matters in its discretion, and our CEO provided the Compensation Committee with his evaluation of progress in meeting the 2017 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which powers were exclusively reserved to our Compensation Committee.
Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no “single trigger” provisions). Messrs. Kaplan, Panzer and Crummy's employment agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the employment agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred.  Our employment agreements also do not contain any excise tax gross up provisions. See “Principal Compensation Agreements and Plans-Employment Agreements.” The awards that we have made under our 2016 Plan and 2006 Plan (defined below) provide that any unvested options or LTIP Units will not automatically vest unless our common stock would no longer be publicly traded.

Principal Compensation Agreements and Plans
2016 Omnibus Stock Incentive Plan
Our 2016 Omnibus Stock Incentive Plan (our "2016 Plan") was adopted by our Board and approved by our stockholders in 2016. Our 2016 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by enabling participation of these key persons in our long-term growth and profitability. This summary of our 2016 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2016 Plan.
Our 2016 Plan is administered and interpreted by our Compensation Committee. All full-time and part-time officers, employees, directors and consultants are eligible to participate in our 2016 Plan. As of December 31, 2017, approximately 5.3 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2016 Plan. Subject to certain exceptions, shares that are forfeited or canceled from awards under our 2016 Plan become available for future awards. “Full value” awards (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit Awards) count against our 2016 Plan overall limits as two shares, while options and stock appreciation rights (“SARs”) are counted as one share. Our 2016 Plan provides our Compensation Committee with the authority to grant a variety of equity awards:

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Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, by the transfer of shares of our common stock meeting certain criteria, by the sale through a broker of a portion of the shares acquired upon exercise, by applying the value of a portion of the shares acquired upon exercise and issuing only the net balance of the shares, or by a combination of these methods. The participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by us. Although we expect to grant only non-qualified stock options, our 2016 Plan permits the grant of options that qualify as an “incentive stock option” under the Internal Revenue Code.

•
Stock Appreciation Rights. SARs entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date either in cash or in the form of shares of our common stock. For cash-settled SARs, the participant will have no rights as a stockholder. For stock-settled SARs, the participant will have no rights as a stockholder with respect to any shares covered by the SAR until the award is exercised by the participant and we issue the shares. SARs may be granted either in tandem with stock options or independently. SARs granted in tandem with options may be exercised only during the time that the related options may be exercised, and the number of SARs is decreased by the number of options exercised by the participant.

•
Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy applicable vesting conditions are subject to our right of repurchase or forfeiture. In either case, the vesting conditions may be based on continued employment (or other service) with us and our affiliates and/or achievement of performance goals. Unless otherwise provided in the applicable award agreement, a participant granted restricted stock will have the rights of a stockholder for the common stock subject to restrictions, including voting and dividend rights, but not the right to sell or transfer the shares. A participant granted a deferred stock award does not have stockholder rights until shares are issued, if at all.

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Other Stock-based Awards. Other stock-based awards permitted under our 2016 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

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Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock. Dividend equivalent rights may not be granted on option shares or SARs.

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LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock. LTIP Units, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit Award or other distributions from our operating partnership. LTIP Unit Awards that do not satisfy applicable vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with OP Units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero.

Our 2016 Plan is not an “evergreen” plan and has a ten-year term ending in October 2026, so that awards may not be made under our 2016 Plan after October 2026. Any awards made under our 2016 Plan that remain outstanding after that date will continue to be governed by the terms of our 2016 Plan. Our 2016 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities. If we experience a change-in-control, our Compensation Committee and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2016 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2016 Plan at any time, but we will obtain stockholder approval of any such action if it is required to comply with applicable law or NYSE regulations. Further, we will need the holder's consent if in doing so we adversely affect any rights under outstanding awards.
Until it expired in 2016, we made grants under our 2006 Omnibus Stock Incentive Plan (our "2006 Plan"), which was substantially similar to our 2016 Plan. No further awards may be granted under our 2006 Plan, although awards granted in prior years which are still outstanding continue to be governed by the terms of our 2006 Plan.
Employment Agreements
We have employment agreements with each of Messrs. Kaplan, Panzer and Crummy. This summary of our employment agreements does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the agreements. The principal terms of the agreements are as follows:

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Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and Mr. Crummy is entitled to receive a salary of not less than $600,000. Messrs. Kaplan, Panzer and Crummy are also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•
Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their executive assistants for personal use to an extent reasonably consistent with past practices. Mr. Crummy is entitled to a car allowance. Each of these executives is entitled to 25 days of paid time off per year. Otherwise, the agreements do not provide our executive officers with perquisites that differ from those of our other employees.

•
Term: The term of each employment agreement ends December 31, 2018, subject to earlier termination with or without cause (30-days' prior notice is required where the termination is by us without cause or by the officer for good reason).

•
Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three times the average of their total compensation over the last three calendar years ending prior to the termination date (two times for Mr. Crummy), including (i) their salary, (ii) their annual bonus and (iii) the value of any other awards under our plans (the value of LTIP Units will be the face value of the award on the date of grant) (except that in the case of long term grants, where it will be based on the amount that vested in the year - this provision does not apply to Messrs. Kaplan or Panzer, who did not receive any long term grants), and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents for a three-year period (two-year period for Mr. Crummy) following their termination. See “Potential Payments Upon Termination or Change of Control” below.

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Other Termination Payments: Upon an officer's death or disability, they will continue to receive medical benefits for themselves (in the case of disability only) and their eligible dependents for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

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Non-competition: Each of these employment agreements also contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Tables
The table below presents the compensation earned by the persons who were our named executive officers in 2017:

Summary Compensation Table (per SEC rules, multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	LTIP Unit Awards(2)	All Other Compensation(3)	Total

Dan A. Emmett	2017	$125,000	$—	$87,517	$39,674	$252,191
Chairman of the Board	2016	$125,000	$—	$87,521	$39,030	$251,551
	2015	$125,000	$—	$81,284	$39,092	$245,376

Jordan L. Kaplan	2017	$1,000,000	$—	$7,699,225	$32,490	$8,731,715
President and CEO	2016	$1,000,000	$—	$6,876,415	$40,454	$7,916,869
	2015	$1,000,000	$—	$6,501,342	$40,115	$7,541,457

Kenneth M. Panzer	2017	$1,000,000	$—	$7,699,225	$24,332	$8,723,557
COO	2016	$1,000,000	$—	$6,876,415	$31,643	$7,908,058
	2015	$1,000,000	$—	$6,501,342	$32,174	$7,533,516

Kevin A. Crummy	2017	$600,000	$380,000	$1,063,890	$13,000	$2,056,890
CIO	2016	$600,000	$280,000	$1,484,018	$13,000	$2,377,018
	2015	$600,000	$280,000	$728,157	$10,000	$1,618,157

Mona M. Gisler(4)	2017	$350,000	$70,000	$195,999	$3,000	$618,999
CFO	2016	$350,000	$70,000	$196,009	$3,000	$619,009

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(1)	Represents the salary payable with respect to the year it was earned.

(2)
Represents the grant date fair value of restricted equity grants, calculated in accordance with ASC 718, not the face value, under the assumptions set forth in Note 12 to our audited financial statements included in our 2017 Annual Report on Form 10-K. We restricted our executives from selling or transferring their LTIP Unit Awards in 2017 for between four and seven years after grant. All of our LTIP Unit grants in 2017 were performance based, reflecting the Compensation Committee's evaluation of the respective officers' performance during 2017. As disclosed above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non-performance.

(3)
The amounts include auto allowances (in lieu of mileage reimbursements), matching contributions under our 401(k) Plan and the estimated incremental cost of personal use of an administrative assistant. For details, see “Employment Agreements”. Messrs. Kaplan and Panzer received an auto allowance of $22,490 and $21,332 during 2017, respectively, $30,454 and $28,643 during 2016, respectively, and $30,115 and $29,174 during 2015, respectively.

(4)	Ms. Gisler was promoted to CFO on January 1, 2016.

Grants of Plan-based Awards
The table below presents the grants of plan-based awards to our named executive officers in 2017:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Dan A. Emmett	November 21, 2017	December 28, 2017	3,043	$87,517
Jordan L. Kaplan	November 21, 2017	December 28, 2017	267,706	$7,699,225
Kenneth M. Panzer	November 21, 2017	December 28, 2017	267,706	$7,699,225
Kevin A. Crummy	November 21, 2017	December 28, 2017	36,992	$1,063,890
Mona M. Gisler	November 21, 2017	December 28, 2017	6,815	$195,999

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(1)
Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on November 21, 2017, stipulating that they be granted on December 28, 2017, with the number of LTIP units to be based on the closing price of our common stock on the date of grant ($41.09 at December 28, 2017). Our Compensation Committee follows this process because we inform our employees of the grants in their annual reviews, which are scheduled to occur between the approval date and the grant date.

(2)
The amounts reflect the grant date fair value of the award calculated in accordance with ASC 718, under the assumptions set forth in Note 12 to our audited financial statements included in our 2017 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-end
The table below presents unvested LTIP Units held by our named executive officers as of December 31, 2017:

Name	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Dan A. Emmett	4,950	$203,247

Jordan L. Kaplan	274,607	$11,275,363

Kenneth M. Panzer	274,607	$11,275,363

Kevin A. Crummy	102,105	$4,192,431

Mona M. Gisler	29,562	$1,213,816

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(1)	Unvested LTIP Units vest as follows:

Name	December 31,
	2018	2019	2020

Dan A. Emmett	2,615	1,575	760
Jordan L. Kaplan	142,736	87,254	44,617
Kenneth M. Panzer	142,736	87,254	44,617
Kevin A. Crummy	65,900	21,747	14,458
Mona M. Gisler	11,017	10,184	8,361

(2)	Based on the closing price of our common stock of $41.06 on December 31, 2017 at the rate of one share of our Common Stock for each LTIP Unit.

Option Exercises and Equity Vested
The table below presents the stock options exercised and the vesting of LTIP Units held by our named executive officers during 2017:

Name	Option Awards		LTIP Unit Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of LTIP Units Vested	Value Realized on Vesting(2)

Dan A. Emmett	70,121	$1,854,242	3,704	$152,086
Jordan L. Kaplan	1,884,459	$49,461,833	260,706	$10,704,588
Kenneth M. Panzer	1,884,459	$49,461,833	260,706	$10,704,588
Kevin A. Crummy	—	$—	74,259	$3,049,075
Mona M. Gisler	—	$—	11,203	$459,995

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(1)
Amounts are determined by multiplying (i) the number of shares of our common stock to which the exercise of the options related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

(2)
Amounts represent the market value as of the vesting date of the awards, based on the closing price for our common stock on the date of vesting of the LTIP Units, at the rate of one share of our Common Stock for each LTIP Unit.

CEO Pay Ratio
In accordance with the requirements of the SEC, we calculated the ratio of our CEO pay to that of our median employee. We identified our median employee by examining the 2017 total compensation for all individuals, excluding our CEO, who were employed by us (on a full-time, part-time or casual basis) on December 31, 2017, determined in the same manner as the $8,731,715 total compensation for our CEO disclosed in the Summary Compensation Tables - see "Summary Compensation Tables". In accordance with the requirements of the SEC, the calculation of total compensation does not take into account the value of all the benefits we provide to our employees, including health benefits and life insurance, and does not adjust for, or annualize the compensation of, employees who work part time, including casual employees who only work a few hours a month. For employees hired during 2017, total compensation was annualized to reflect a full year of employment. Based on the median employee's annual total compensation of $39,514, we calculated that our CEO pay ratio was approximately 221 times for 2017. While the following information is not required by the SEC, we note that this ratio is significantly inflated as a result of two factors: (i) 25% of all our employees work for a gym which is owned and operated by one of our consolidated joint ventures and a substantial majority of the gym employees (such as fitness instructors, fitness trainers and spa technicians) work part-time and/or on a casual basis, sometimes for only a few hours a month, and (ii) while our CEO’s compensation consists almost entirely of incentive compensation paid on a contingent basis for performance, the compensation of our median employees is almost entirely non-discretionary. Adjusting for these factors, the ratio of our CEO’s salary to the salary of our median full time employee for 2017 was approximately 20 times.

Potential Payments Upon Termination or Change of Control
The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amounts that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our executive officers) is terminated, the employee would be entitled to receive certain amounts due during such employee's term of employment. Such amounts would include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	accrued paid time off through the date of termination.

In addition, the officer would retain the following rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2016 Plan and our 2006 Plan to the extent provided in that plan and the grant or award.

The awards we made under our 2016 Plan and our 2006 Plan provide that if the employment of a participant (including any of our executive officers who have unvested options or LTIP Units) is terminated without cause by us, or for good reason by the participant, or if our common stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will vest immediately.
Mr. Emmett: Mr. Emmett does not have any contractual severance arrangements on termination. Under the terms of our standard award agreements, Mr. Emmett's unvested LTIP Units would become vested if his employment is terminated without cause by us or for good reason by him, or if our common stock is no longer publicly traded following a change of control. Based on our common stock closing price at December 31, 2017, we estimate the severance payment in the case of a termination without cause by us, or with good reason by Mr. Emmett, immediately following December 31, 2017 would have been $203,247.
Messrs. Kaplan, Panzer and Crummy: As noted above under “Principal Compensation Agreements and Plans -Employment Agreements”, each of Messrs. Kaplan, Panzer and Crummy has an employment agreement with us. In addition to those payments made upon termination noted above, these agreements provide for the following additional benefits on certain terminations:
Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason: If we terminate Messrs. Kaplan, Panzer or Crummy's employment without cause, or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three times the average of his total compensation over the last three full calendar years ending prior to the termination date (two times for Mr. Crummy), including (i) his salary, (ii) his annual bonus and (iii) the value of any other awards under our plans (the value of LTIP Units will be the face value of the award on the date of grant) (except that in the case of long term grants, where it will be based on the amount that vested in the year - this provision does not apply to Messrs. Kaplan or Panzer, who did not receive any long term grants), and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents for a three-year period (two-year period for Mr. Crummy) following his termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement. Based on the compensation paid and equity grants in 2015, 2016 and 2017, and using medical insurance premiums, we estimate that the severance payments if employment termination had occurred on December 31, 2017, would have been $33,931,128 for each of Messrs. Kaplan and Panzer and $6,671,791 for Mr. Crummy. In addition, the unvested LTIP Units of each executive would vest immediately, which based on the price of our common stock at December 31, 2017 would result in additional value of $11,275,363 for each of Messrs. Kaplan and Panzer and $4,192,431 for Mr. Crummy.
Payments Made Upon a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants, so that following a change of control an employee will have the same severance payments upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer publicly traded after a change of control, any unvested grants will become vested. We estimate that based on the price of our common stock at December 31, 2017 an acceleration under these conditions would result in value of $11,275,363 for each of Messrs. Kaplan and Panzer and $4,192,431 for Mr. Crummy. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer or Crummy, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents for a period of 12 months. Using current medical insurance premiums, we estimate the value of these continued medical benefit payments would have been $35,896 for each of Messrs. Kaplan, Panzer and Crummy in the case of a termination for death had occurred on December 31, 2017. In addition, our grants of LTIP Units beginning in 2014 provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year. In the case a termination for death had occurred on December 31, 2017, we estimate that, based on the number of units scheduled to vest in 2017 and the price of our common stock at December 31, 2017, the value of the accelerated LTIP Unit vesting would have been $10,704,588 for each of Messrs. Kaplan and Panzer, and $3,049,075 for Mr. Crummy.

DIRECTOR COMPENSATION
The compensation for our non-employee directors is determined by our Board, after recommendation from our Governance Committee, and is reviewed periodically as appropriate. Our Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board approval of the recommendation of our Governance Committee.
As annual fees for their services, each of our non-employee directors receive a grant of LTIP Units with a face value of $180,000 that vests on a quarterly basis during the year the services are rendered. LTIP Units granted to our directors cannot be exchanged for common stock and are subject to restrictions on transfer for two years after the grant date. Our Audit Committee chairperson receives an additional annual fee of $22,500, and our Compensation Committee and Governance Committee chairpersons each receive an additional annual fee of $15,000, paid for in LTIP Units that vest on a quarterly basis during the year the services are rendered. We also reimburse non-employee directors for their reasonable expenses incurred in connection with their services as a directors. In accordance with SEC rules, the table below summarizes the compensation that we awarded to our non-employee directors in 2017 (which will vest in, and relates to, 2018 service):

Name(1)	LTIP Unit Awards(2)

Christopher Anderson	$149,644
Leslie E. Bider	$162,111
Dr. David T. Feinberg	$149,644
Virginia A. McFerran	$149,644
Thomas E. O'Hern	$168,362
William E. Simon, Jr.	$162,111

____________________________________________________

(1)
Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the "Summary Compensation Tables".

(2)
The amounts represent the grant date fair value, not the face value, of awards made in 2017. The fair value is calculated in accordance with ASC 718, based on the assumptions disclosed in Note 12 to our audited financial statements included in our 2017 Annual Report on Form 10-K. These awards were granted on December 28, 2017 for 2018 services. Our non-employee directors did not hold any stock options as of December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding our equity compensation plans (all of which were previously approved by our stockholders) as of December 31, 2017:

Plan Category		Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (In thousands)		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of common stock remaining available for future issuance under stock-based compensation plans (excluding shares reflected in column (a)) (In thousands)
		(a)		(b)		(c)
Stock-based compensation plans approved by stockholders	(1)	1,905	(2)	$12.66	(3)	3,384
_______________________________________________________

(1)	For more information regarding our plans, please see "Principal Compensation Agreements and Plans".

(2)	Consists of 800 thousand vested and 1.1 million unvested LTIP Units and 49 thousand vested options.

(3)	Reflects the weighted average exercise price of our outstanding options. There are no exercise prices for LTIP Units.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2017 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2017. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit /review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed with the Audit Committee under Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2017 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
For 2017 and 2016, our independent registered public accounting firm was Ernst & Young LLP. The table below presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees	2017	2016

Audit Fees(1)	$1,255,950	$1,224,000
Audit Related Fees(2)	2,000	42,000
Tax Fees(3)	896,000	789,880
All Other Fees	—	—
Total	$2,153,950	$2,055,880

___________________________________________________

(1)
Fees for the integrated audit and quarterly reviews of Douglas Emmett, Inc., including the issuance of consents and comfort letters in connection with the issuance of common stock, and audit fees for our funds and joint ventures of $230,000 and $224,000 for 2017 and 2016, respectively.

(2)
Fees for 2017 include $2,000 for access to an accounting research database. Fees for 2016 include $2,000 for access to an accounting research database and $40,000 for an audit to comply with SEC Regulation S-X Rule 3-14.

(3)	Fees for tax compliance services for Douglas Emmett, Inc, and our joint ventures and funds.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to approve all of the audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, and did so in the case of all of the fees for 2017. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

TRANSACTIONS WITH RELATED PERSONS
Fund X: Mr. Kaplan, our President and CEO, Mr. Emmett, our Chairman of the Board, and Mr. Panzer, our COO, each invested $750,000 and each beneficially own 1.86% in one of our institutional real estate funds ("Opportunity Fund") on the same basis as other investors in the fund. The Opportunity Fund's only investment is a 13.1% interest in another of our funds (“Fund X”). Messrs. Kaplan, Emmett and Panzer do not participate in the fees or carried interest that we are entitled to from Fund X in addition to our distributions as a 69.42% investor (through our direct and indirect interests) in Fund X. Fund X contemplates a value creation period through 2023 (subject to extension under certain circumstances).
Conflicts of Interest: Our Code of Business Conduct and Ethics (our "Code of Conduct") defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. Our Code of Conduct specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Conduct, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten-percent of our common stock, file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and greater-than ten-percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of Section 16(a) reports filed with the SEC and submitted to us, and on written representations by certain directors and executive officers received by us, we believe that all Section 16(a) reports for our directors, executive officers, and persons who own more than ten-percent of our common stock, were timely filed during 2017.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2019
ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2019 annual meeting of stockholders is December 17, 2018.
Nominations and Proposals Outside of Rule 14a-8/ Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2019 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of their intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 17, 2018 nor later than 5:00 p.m. Eastern Standard Time on December 17, 2018. In addition, subject to SEC Rule 14a-4(c) promulgated under the Exchange Act, as amended, the proxy solicited by our Board for the 2019 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated above.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may,” “future” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this proxy statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends. Please refer to the risk factors included in “Item 1A. Risk Factors” in our 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 16, 2018, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS
Our Annual Report to Stockholders for 2017 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,
/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and CEO
April 16, 2018

Douglas Emmett

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1 Election of Directors:

01 - Dan A. Emmett
02 - Jordan L. Kaplan
03 - Kenneth M. Panzer
04 - Christopher H. Anderson
05 - Leslie E. Bider
06 - Dr. David T. Feinberg
07 - Virginia A. McFerran
08 - Thomas E. O'Hern
09 - William E. Simon, Jr.

+

- **Mark here to vote FOR all nominees** ☐

Mark here to WITHHOLD vote from all nominees ☐

OR

- **For All EXCEPT** - To withhold a vote for one or more nominees, mark the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 7 3 6 0 0 2 +

02SJDF

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DOUGLAS EMMETT, INC

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DOUGLAS EMMETT, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 31, 2018**

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2018, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held on May 31, 2018 at 9:00 a.m. local time, at Suite 200, 808 Wilshire Blvd., Santa Monica, California 90401 and at any and all adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and in the manner designated thereon.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF ALL DIRECTOR NOMINEES, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2018, (3) FOR APPROVAL IN A NON-BINDING ADVISORY VOTE OF OUR EXECUTIVE COMPENSATION, AND IN THEIR DISCRETION, AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE